Tryant
PUBLIC MARKET ACCESS

January 20, 2003

VIA EMAIL

Robert C. Taylor
Chief Executive Officer
Venture-United, Inc.

Re:	Engagement to perform professional services for Ventures-United, Inc., a Utah Corporation (the “Company”).

Dear Robert:

        This Engagement Letter will outline the terms of our employment and the services to be rendered regarding the above referenced matter.

        The fees for assisting Ventures-United, Inc. in “cleaning up the Company” (bringing the Company into compliance with applicable state, federal, and NASD laws, regulations, rules and practices), for preparing the Company for reorganization, and for entering into and closing an Agreement and Plan of Reorganization or similar transaction (the “Closing”) with an acceptable privately-held or publically held company shall be $150,000 (ONE HUNDRED FIFTY THOUSAND DOLLARS) from the cash paid at Closing plus 50% (FIFTY PERCENT) of the cash paid to the Company or anyone in connection with the Closing at Closing. Additionally, Tyrant and/or its designees shall receive 50% of the Company’s post-reorganization equity participation at the Closing.

        These services shall be “turn key” in that we will prepare all necessary documents, comments and exhibits required or necessary to the completion of the preparation, filing and effectiveness of the Form 10-SB and/or reports required to be filed with the Securities and Exchange Commission and the Form 211; however, we cannot assure that the Securities and Exchange Commission will grant an effective date for any such required Registration Statement, and we cannot assure that the NASD will approve the Company for listing on the OTC Bulletin Board or the Pink Sheets and issues a ticker symbol to the Company.

        Attorneys’ fees, paralegal fees, accounting fees, filing fees, etc. will be billed at cost. In addition to these fees, copies will be billed at $0.15 per page; facsimiles will be billed at $1.25 per page (including any long distance charges); and scanning for EDGAR filings will be billed at $4 per page. All other expenses such as Federal Express, stockholders list, NQB questions and the like will be billed at our cost. Tyrant will pay one-hundred-percent of all of the above billed costs.

        You will be required to carefully review and sign the Registration Statement, reports and other documents, and you will be personally liable for any misstatements of a material fact or omissions to state any material fact required to be stated therein to make the statements made not withstanding. In this respect, the Company will be required to indemnify and hold us harmless from and against any liabilities in this respect to which we may become subject as a result of any misstatement or omission. Therefore, it is very important that the information that you provide us regarding the Company is accurate and that you review the Registration Statement and other documents carefully, especially with respect to business and all related headings, products, risk factors, competition and the like.

Tryant, LLC. / 2625 E. Cottonwood Parkway / Suite 500 / Salt Lake City / Utah / 84121

         The Company must be audited prior to the or in submission of the Registration Statement connection with the filing of certain reports; other reports must be reviewed. We will arrange for the audit with a local firm, which will be billed at cost, with Tyrant paying one-hundred percent of the cost.

        We will be in a position to commence preparation on receipt of the signed Engagement Letter.

        If you have any questions or desire further clarification of these services, please call.

Sincerely,

Jeff D. Jenson
Managing Director

Accepted:

Ventures-United, Inc.

By______________________
      Robert C. Taylor
      Chief Executive Officer

Tryant, LLC. / 2625 E. Cottonwood Parkway / Suite 500 / Salt Lake City / Utah / 84121